Filed Pursuant to Rule 424b(3)
Registration Nos. 333-135422
333-135422-01
333-135422-02
333-135422-03
333-135422-04
333-135422-05
333-135422-06
333-135422-07
333-135422-08
333-135422-09
333-135422-10
333-135422-11
333-135422-12
333-135422-13
333-135422-14
333-135422-15

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB ENERGY FUND

POWERSHARES DB OIL FUND

POWERSHARES DB PRECIOUS METALS FUND

POWERSHARES DB GOLD FUND

POWERSHARES DB SILVER FUND

POWERSHARES DB BASE METALS FUND

POWERSHARES DB AGRICULTURE FUND

DB MULTI-SECTOR COMMODITY MASTER TRUST

DB ENERGY MASTER FUND

DB OIL MASTER FUND

DB PRECIOUS METALS MASTER FUND

DB GOLD MASTER FUND

DB SILVER MASTER FUND

DB BASE METALS MASTER FUND

DB AGRICULTURE MASTER FUND

SUPPLEMENT DATED FEBRUARY 2, 2007

TO

PROSPECTUS DATED JANUARY 3, 2007

This Supplement updates certain disclosure set forth in the Prospectus dated January 3, 2007, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Silver Fund, PowerShares DB Base Metals Fund, PowerShares DB Agriculture Fund (collectively, the “Funds”), DB Multi-Sector Commodity Master Trust (the “Master Trust”), DB Energy Master Fund, DB Oil Master Fund, DB Precious Metals Master Fund, DB Gold Master Fund, DB Silver Master Fund, DB Base Metals Master Fund and DB Agriculture Master Fund (collectively, the “Master Funds”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Funds should review carefully the contents of both this Supplement and the Prospectus.

This Supplement contains (i) an update of the summary performance information for other pools operated by the Managing Owner, each as of December 31, 2006, set forth on pages 99 through 100 of the Prospectus; (ii) an update of Mr. Gregory Collett’s biography set forth on page 114 of the Prospectus; and (iii) an update of certain tax information relating to UBTI with respect to the Fund and Master Fund as set forth on page 139 of the Prospectus.

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is hereby restated, except as amended or supplemented hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner

1. The section entitled “PERFORMANCE OF COMMODITY POOLS OPERATED BY THE MANAGING OWNER AND ITS AFFILIATES” on pages 99-100 is hereby deleted and replaced, in its entirety, by the following:

“PERFORMANCE OF COMMODITY POOLS OPERATED BY

THE MANAGING OWNER AND ITS AFFILIATES

General

The performance information included herein is presented in accordance with CFTC regulations. The Funds differ materially in certain respects from the following pools’ performance which are included herein. The following sets forth summary performance information for all pools operated by the Managing Owner (other than the Funds).

The below pools, the performance of which are summarized herein, are materially different in certain respects from the Funds and the past performance summary of such pools are generally not representative of how the Funds might perform in the future. These pools also have material differences from the Funds, such as different investment objectives and strategies, leverage, employment of short in addition to long positions and fee structures, among other variations. The performance record of these pools may give some general indication of the Managing Owner’s capabilities by indicating the past performance of other pools sponsored by the Managing Owner.

Effective as of January 5, 2007, the Managing Owner serves as the managing owner, commodity pool operator and commodity trading advisor of nine public commodity pools: PowerShares DB Commodity Index Tracking Fund (DBC); PowerShares DB G10 Currency Harvest Fund (DBV); and the following sectors funds (collectively, “Sectors Funds”) — PowerShares DB Energy Fund (DBE), PowerShares DB Oil Fund (DBO), PowerShares DB Precious Metals Fund (DBP), PowerShares DB Gold Fund (DGL), PowerShares DB Silver Fund (DBS), PowerShares DB Base Metals Fund (DBB), and PowerShares DB Agriculture Fund (DBA). Because the performance information included herein is as of December 31, 2006, the performance of these seven Sectors Funds has not been included herein.

All summary performance information is current as of December 31, 2006. Performance information is set forth, in accordance with CFTC Regulations, since (i) January 31, 2006 (inception with respect to PowerShares DB Commodity Index Tracking Fund) and (ii) September 18, 2006 (inception with respect to PowerShares DB G10 Currency Harvest Fund). CFTC Regulations require inclusion of only performance information within the five most recent calendar years and year-to-date, or, if inception of the pool has been less than five years and year-to-date, then since inception.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS, AND MATERIAL DIFFERENCES EXIST AMONG THE FUNDS AND THE POOLS WHOSE PERFORMANCE ARE SUMMARIZED HEREIN.

INVESTORS SHOULD NOTE THAT INTEREST INCOME MAY CONSTITUTE A SIGNIFICANT PORTION OF A COMMODITY POOL’S INCOME AND, IN CERTAIN INSTANCES, MAY GENERATE PROFITS WHERE THERE HAVE BEEN REALIZED AND UNREALIZED LOSSES FROM COMMODITY TRADING.

Name of Pool:	PowerShares DB Commodity Index Tracking Fund
Type of Pool:	Public, Exchange-Listed Commodity Pool
Date of Inception of Trading:	February 2006
Aggregate Gross Capital Subscriptions as of December 31, 2006:	$732,524,834
Net Asset Value as of December 31, 2006:	$711,927,571
Net Asset Value per Share as of December 31, 2006:	$24.55
Worst Monthly Drawdown:	(4.70%) December 2006
Worst Peak-to-Valley Drawdown:	(7.14%) July - September 2006

Monthly Rate of Return	2006(%)
January	—
February	(4.66)%
March	3.63%
April	6.51%
May	(0.42)%
June	(0.29)%
July	1.65%
August	(2.71)%
September	(4.54)%
October	1.21%
November	6.40%
December	(4.70)%

Compound Rate of Return	1.24% (11 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

See accompanying Footnotes to Performance Information on page 100.

Name of Pool:	PowerShares DB G10 Currency Harvest Fund
Type of Pool:	Public, Exchange-Listed Commodity Pool
Date of Inception of Trading:	September 2006
Aggregate Gross Capital Subscriptions as of December 31, 2006:	$126,666,090
Net Asset Value as of December 31, 2006:	$129,220,919
Net Asset Value per Share as of December 31, 2006:	$25.84
Worst Monthly Drawdown:	(1.30%) November 2006
Worst Peak-to-Valley Drawdown:	(1.30%) November 2006

Monthly Rate of Return	2006(%)
January	—
February	—
March	—
April	—
May	—
June	—
July	—
August	—
September	(0.24)%
October	1.88%
November	(1.30)%
December	2.99%

Compound Rate of Return	3.36% (3 1/2 months)

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

See accompanying footnotes to performance information.

Footnotes to Performance Information

1. “Aggregate Gross Capital Subscriptions” is the aggregate of all amounts ever contributed to the relevant pool, including investors who subsequently redeemed their investments.

2. “Net Asset Value” is the net asset value of each pool as of December 31, 2006.

3. “Net Asset Value per Share” is the Net Asset Value of the relevant pool divided by the total number of Shares outstanding with respect to such pool as of December 31, 2006.

4. “Worst Monthly Drawdown” is the largest single month loss sustained since inception of trading. “Drawdown” as used in this section of the Prospectus means losses experienced by the relevant pool over the specified period and is calculated on a rate of return basis, i.e., dividing net performance by beginning equity. “Drawdown” is measured on the basis of monthly returns only, and does not reflect intra-month figures. “Month” is the month of the Worst Monthly Drawdown.

5. “Worst Peak-to-Valley Drawdown” is the largest percentage decline in the Net Asset Value per Share over the history of the relevant pool. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. “Worst Peak-to-Valley Drawdown” represents the greatest percentage decline from any month-end Net Asset Value per Share that occurs without such month-end Net Asset Value per Share being equaled or exceeded as of a subsequent month-end. For example, if the Net Asset Value per Share of a particular pool declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the Net Asset Value per Share had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.”

2. The biography of Mr. Gregory Collett on page 114 is hereby deleted and replaced, in its entirety, by the following:

“Gregory Collett served as Vice President and Counsel in the Legal Department of Deutsche Bank AG from October 2002 through June 2006, where he worked primarily with the Commodities Group to build Deutsche Bank’s power and gas trading and commodity funds businesses. Mr. Collett joined the Global Currency & Commodities Complex Risk Group in June 2006 with responsibility for providing currency and commodity based investor solutions to the DB sales force in the Americas and serves as a principal, the Chief Operating Officer and principal financial officer of the Managing Owner. Mr. Collett also serves as an associated person of Deutsche Bank Securities Inc. From March 2000 through October 2002, Mr. Collett was an associate with the law firm of Sidley Austin LLP in New York, and prior to that he was an attorney-advisor with the Commodity Futures Trading Commission from October 1998 to February 2000. Since 2003, Mr. Collett has served on the Futures Industry Association’s Law & Compliance Executive Committee. Mr. Collett received his J.D. from George Washington University Law School in 1997 and his B.A. from Colgate University in 1993.”

3. The last paragraph under the sub-heading “Tax-Exempt Organizations” on page 139 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“All of the income realized by a Master Fund is expected to be short-term or long-term capital gain income, interest income or other passive investment income of the type specifically exempt from UBTI as discussed above. None of the Funds or Master Funds will borrow funds for the purpose of acquiring or holding any investments or otherwise incur “acquisition indebtedness” with respect to such investments. Therefore, a tax-exempt entity purchasing Shares of a Fund would not incur any UBTI by reason of its investment in the Shares or upon sale of such Shares provided that such tax-exempt entity does not borrow funds for the purpose of investing in the Shares.”